AMENDED AND RESTATED
                              FEE WAIVER AGREEMENT
                               Dated July 1, 2004



American Express Financial Corporation ("AEFC") and American Express Client Service Corporation ("AECSC") agree to waive fees and reimburse certain expenses and AXP Real Estate Fund (the "Fund"), a series of AXP Sector Series, Inc., agrees to accept those waivers and reimbursements, as described below:

1. Applicable Agreements. To the extent that the Fund's total expenses exceed the expense ratios set out in paragraph 2, AEFC and AECSC agree to waive fees and reimburse certain expenses under the following agreements:

     o Investment Management Services Agreement between the Fund and AEFC dated November 13, 2003.

     o Administrative Services Agreement between the Fund and AEFC dated November 13, 2003.

     o Transfer Agency Agreement between the Fund and AECSC dated November 13, 2003.

AEFC also agrees to pay certain non-advisory expenses of the Fund if necessary to meet the expense ratio limits set out in paragraph 2. AEFC will determine the allocation of fee waivers and expense reimbursements among the applicable agreements.

2. Fee Caps. AEFC and AECSC agree to waive fees and reimburse certain expenses to the extent that total expenses exceed the following expense ratios:

    --------------------- ---------- ---------- ---------- ---------- ----------
    Fund                    Class A    Class B    Class C    Class I   Class Y
    --------------------- ---------- ---------- ---------- ---------- ----------
    AXP Real Estate Fund     1.49%      2.27%      2.27%      1.17%     1.34%
    --------------------- ---------- ---------- ---------- ---------- ----------

3. Termination. This agreement will terminate on June 30, 2005 unless extended by written agreement of the Fund and AEFC.

     AXP SECTOR SERIES, INC.
         AXP Real Estate Fund



         By: /s/  Leslie L. Ogg
             --------------------
                  Leslie L. Ogg
                  Vice President


     AMERICAN EXPRESS FINANCIAL CORPORATION



         By: /s/  Paula R. Meyer
             --------------------
                  Paula R. Meyer
                  Senior Vice President and General Manager- Mutual Funds


     AMERICAN EXPRESS CLIENT SERVICE CORPORATION



         By: /s/  Bridget Sperl
             -------------------
                  Bridget Sperl
                  Senior Vice President